Exhibit 10.4

RELMADA
THERAPEUTICS

November 25nd, 2013

DOUGLAS J. BECK, CPA
46 Schenck Avenue
Great Neck, New York 11021

Dear Mr. Beck,

On behalf of Relmada Therapeutics, Inc. (the "Company"), I am pleased to offer you the position of Chief Financial Officer ("CFO") (the "Employee"). Speaking for myself, as well as the other members of the Company's Board of Directors (the "Board"), we are all impressed with your credentials and look forward to your future success in this position. The terms of your employment are set forth herein (the "Employment Letter").

1. Position. The terms of your new position with the Company are as set forth below:

(a)             You shall serve as Chief Financial Officer of the Company with such responsibilities duties and authority as are assigned to you by the Chief Executive Officer or designee after approval from the Board of Directors. These responsibilities shall include all activities related with the financial control and financial management of the Company as well as data management and information technology as defined in the Schedule A "Duties". You shall perform such other duties and shall have authority consistent with your position as may be from time to time specified by the Board of Directors of the Company ("Board") and subject to the discretion of the Board. You shall report directly to the Chief Executive Officer and shall perform your duties for the Company at the Company's offices except for travel that may be necessary or appropriate in connection with the performance of your duties hereunder. The offices will be located in New York City at 546 Fifth Avenue, 14th Floor, New York, NY 10036.

(b)            You agree to devote your best efforts and substantially all of your business time to advance the interests of the Company and to discharge adequately your duties hereunder. You may hold up to one board seat on a not-for-profit board that does not represent a conflict with the Company and subject to Board approval after review of the time commitment involved.

2. Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on December 2, 2013 ("Start Date"). The Company has the right to withdraw the offer contemplated by this Letter Agreement if you are unable to fulfill the Start Date requirement.

3. Proof of Right to Work . For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

4. Compensation.

(a)           Base Salary. You will be paid an annual base salary of two hundred thousand dollars ($200,000), which will be paid in accordance with the Company's regular payroll practices. Upon the one year anniversary of your Start Date, the Board will review your base salary with the help of an independent compensation consultant to adjust your base salary is to be competitively aligned to a range between the 25th (twenty-fifth) and 75th (seventy-fifth) percentile of the relevant market data of CFO positions of similarly situated publicly traded Biotech companies; the Board shall review the amount of your base salary and performance bonus, and shall determine the appropriate adjustments to each component of your compensation within 60 days of the start of each calendar year. Notwithstanding the foregoing, you understand and agree that the Board is not required to increase the Base Salary to such, or any other amount contemplated herein.

(b)           Performance Cash Bonus. You shall be entitled to participate in an executive bonus program, which shall be established by the Board pursuant to which the Board shall award bonuses to you, based upon the achievement of written individual and corporate objectives such as the Board shall determine. Upon the attainment of such performance objectives, in addition to your base salary, you shall be entitled to a cash bonus in an amount to be determined by the Board with a target of thirty-five percent (35%) of your base salary. In addition, you will be eligible for a special bonus of $30,000 at the end of the first quarter in which the Company's stock becomes publicly traded and the Company has raised a minimum of $10 million in financing as part of the going public process. You are also eligible to receive a $20,000 bonus if, in your position as CFO, you complete the Company's 2013 financial audit by February 28, 2014; such bonus shall be reduced to $10,000 if such audit is complete by March 15, 2014. Within thirty (30) days after the Start Date, the Board shall establish written individual and corporate performance objectives for 2014 and the amount of the performance pro-rata bonus payable upon the attainment of each objective. At least thirty (30) days before each subsequent calendar year, the Board shall establish written individual and corporate performance objectives for such calendar year and the amount of the performance bonus payable upon the attainment of such objectives. Within sixty (60) days after the end of each calendar year, the Board shall determine the amount of any performance bonus payable hereunder. Any such performance bonus shall be due and payable within ninety (90) days after the end of the calendar year to which it relates.

(c)         Stock Option and Restricted Stock Grant. The Board has agreed to grant to you an option to purchase common shares of the Company (the "Initial Grant") under the Company's current Stock Option Plan. The Initial Grant will consist of an option grant to purchase up to 3,341,984 common shares (the "Options") of the Company representing one percent (1.0%) of the fully-diluted common shares of the Company as of the date of this Employment Letter.

  (i)    Stock Options. The stock options of the Initial Grant will have an exercise price equal to $0.08 cents per share of the Company's common stock which is equal to fair market value of the Company as of the most recently concluded private financing and is as determined by the Board of Directors on the date of the grant. The stock options of the Initial Grant shall have a term of 10 years starting at the signing of this Employment Letter (the "Grant Date"). The stock options shall vest in compliance with Section 5(c)(ii) below.

  (ii)    Vesting Schedule. The stock options of the Initial Grant shall begin to vest on the Grant Date based on the following vesting schedule: Twenty-five percent (25%) of the stock options of the Initial Grant shall vest on the first anniversary of the Grant Date and the remaining seventy-five percent (75%) shall vest in equal quarterly increments of 6.25% of the initial Option Grant over the following three (3) year period.

(d)     Withholding of Taxes. You understand that the services to be rendered hereunder will cause you to recognize taxable income, which is considered under the Internal Revenue Code of 1986, as amended, and applicable regulations thereunder as compensation income subject to the withholding of income tax (and Social Security or other employment taxes). You hereby consent to the withholding of such taxes as are required by the Company.

5. Benefits.

(a)     Benefit Plan — Health Insurance, Retirement and Stock Option Plan. The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other similarly situated employees. The Company reserves the right to cancel and/or change the benefits plans it offers to its employees at any time, subject to applicable law.

(b)     Vacation; Sick Leave. You will be entitled to 20 days paid vacation per year, pro-rated for the remainder of this calendar year and pro-rated by the number of hours worked. Vacation may not be taken before it is accrued. You will be entitled to 5 days paid sick leave per year pro-rated.

(c)     Other Benefits. The Company will provide you with standard business reimbursements (including mileage, supplies, long distance calls), subject to Company policies and procedures and with appropriate receipts. In addition, you will receive any other statutory benefits required by law.

(d)     Reimbursement of Expenses. You shall be reimbursed for all normal items of travel and entertainment and miscellaneous expenses reasonably incurred by you on behalf of the Company provided such expenses are documented and submitted in accordance with the reimbursement policies in effect from time to time.

6. Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company's Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the "Confidentiality Agreement"), prior to or on your Start Date.

7. At-Will Employment and Termination of Employment.

(a)             The initial term of your employment shall be a period of one (1) years from the Start Date (the "Initial Term"), provided that your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, upon written notification to the other party, without further obligation or liability, except that upon termination of your employment by the Company, including change of control during the Initial Term, other than for cause, you will be entitled to severance equal to 6 months base salary and health benefits. For purposes of this Employment Letter, a "change in control" shall be defined as the sale of more than fifty (50%) of the Company's outstanding capital stock (other than in connection with an offering of the Company's securities in a financing or a going public transaction), in a merger (or similar transaction with the exclusion of a reverse merger) in which the Company is not the surviving entity or following which the Company's shareholders immediately prior to such transaction no longer control a majority of the Company's voting stock.

(b)             You and the Company may extend the term of your employment, which will automatically extend all of the terms of this Letter Agreement unless specifically modified as permitted herein, by mutual written agreement.

(c)             Upon termination for cause, you shall be immediately paid all accrued salary, bonuses, incentive compensation to the extent earned, vested deferred compensation pension plan and profit sharing plan benefits, which will be paid in accordance with the applicable plan, and accrued vacation pay, all to the date of termination.

(d)             Upon any termination other than for cause, you will immediately be paid all accrued salary, all incentive compensation to the extent earned, severance compensation as provided in Section 7(a) above, vested deferred compensation (other than pension plan or profit sharing plan benefits, which will be paid in accordance with the applicable plan), and accrued vacation pay, all to the date of termination.

(e)    "Termination for Cause" means termination by Company of Employee's employment (i) by reason of Employee's willful fraud upon, or deliberate injury or attempted injury to, the Company, (ii) by reason of Employee's gross negligence or intentional misconduct with respect to the performance of Employee's duties under this Agreement or (iii) by reason of Employee's material breach of this Agreement; provided, however, that no such termination under subsection (iii) above will be deemed to be a Termination for Cause unless the Company has provided Employee with written notice of what it reasonably believes are the grounds for any Termination for Cause and Employee fails to take appropriate remedial actions during the thirty day period following receipt of such written notice.

8. Non-Solicitation. You agree that during the entire term of your employment with the Company, and for a period of 24 months following the cessation of employment with the Company for any reason or no reason, you shall not directly or indirectly solicit, induce, recruit or encourage any of the Company's employees or consultants to terminate their relationship with the Company, or attempt any of the foregoing, either for yourself or any other person or entity. For a period of 24 months following cessation of employment with the Company for any reason or no reason, you shall not attempt to negatively influence any of the Company's clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

9. Arbitration. This Agreement is to be governed by and construed in accordance with the laws of the State of New York applicable to contracts entered into and wholly to be performed within the State of New York by New York residents. Any controversy or claim arising out of or relating to this Agreement, or breach of this Agreement (except for any controversy or claim with respect to Section 6 or Section 8, which may be submitted, at the option of the Company, to any court of competent jurisdiction located within New York, New York) is to be settled by arbitration in New York, NY in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. There must be three arbitrators, one to be chosen directly by each party at will, and the third arbitrator to be selected by the two arbitrators so chosen. Each party will pay the fees of the arbitrator he or she selects and his or her own attorneys, and the expenses of his or her witnesses and all other expenses connected with presenting his or her case. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, administrative fees, the fee of the third arbitrator, and all other fees and costs, will be borne equally by the parties. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

10. Miscellaneous. This Employment Letter, together with the Confidentiality Agreement, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This Employment Letter may not be modified or amended except by a written agreement, signed by the Company and by you. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will be lessened or reduced to the extent possible or will be severed and will not affect any other provision and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement will be governed by New York law without reference to rules of conflicts of law. The waiver of any breach of any provision of this Employment Letter will not operate or be construed as a waiver of any subsequent breach of the same or other provision of this Employment Letter. This Agreement will be binding on, and inure to the benefit of, the executors, administrators, heirs, successors, and assigns of the parties; provided, however, that except as expressly provided in this Agreement, this Agreement may not be assigned either by Company or by Employee. This Agreement may be executed in one or more counterparts, all of which taken together will constitute one and the same Agreement.

11. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing, (iv) upon confirmation of facsimile transfer, if sent by facsimile or (v) upon confirmation of delivery when directed to the electronic mail address set forth below, if sent by electronic mail:

If to the Company:	546 Fifth Avenue, 14th Floor New York, NY 10036 Fax No.: 1 888 228 5672 Email address: st@relmada.com

If to you:	46 Schenck Avenue Great Neck, New York 11021

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me by the 6th of December, 2013, along with a signed and dated copy of the Confidentiality Agreement.

Very truly yours,		ACCEPTED AND AGREED:

RELMADA THERAPEUTICS INC.		DOUGLAS J. BECK, CPA

By:	/s/ Sergio Traversa	/s/ Douglas Beck, CPA
	Chief Executive Officer Board Member	Date: November 27, 2013

Date: November 25, 2013

SCHEDULE A

DUTIES

Reporting to the Company's Chief Executive Officer ("CEO"), the Chief Financial Officer will:

•	Provide strategic recommendations to the CEO/BOD based on financial analysis and projections, cost identification and allocation, and revenue/expense analysis
•	Recommend yearly budget for CEO/BOD approval and oversee that Relmada's use of resources are within those budget guidelines according to current laws and regulations
•
Oversee fundraising planning and implementation, including identifying resource requirements, researching funding sources, establishing strategies to approach fenders, submitting proposals and administrating fundraising records and documentation

•	Set financial policy and direction, lead all financial administration, business planning, and budgeting. Work closely with the finance and governance committee of the board of directors.
•	Oversee long-term budgetary planning and control cost management in alignment with Relmada's plan
•	Ensure that financial record systems are maintained in accordance with Generally Accepted Accounting Principles, and monitor the use of all funds.
•	Organize and maintain internal data management and information technology
•	Oversee the preparation and approval of all financial reporting materials
•	Manage cash flow and forecasting
•	Coordinate all audit activities.
•	Evaluate and oversee all benefits negotiations

Attachment A: Confidential Information and Invention Assignment Agreement